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Information Holdings Inc. to Acquire Master Data Center

NEW YORK, May 17 /PRNewswire/ -- Information Holdings Inc. (NYSE: IHI - news) today announced that it has signed a contract to acquire the stock of Master Data Center, Inc. (MDC) from an affiliate of Pearson p1c, the international media company. IHI will acquire MDC for cash consideration of approximately $33 million. The transaction is expected to be completed within 90 days.

MDC is a leading provider of intellectual property services and software. MDC provides patent annuity payment services on a worldwide basis and complementary software product for managing patent and trademark portfolios.

Commenting on the announcement, Mason Slaine, President and CEO, said, "We are very pleased to expand our presence in the intellectual property field through the acquisition of MDC. Its high quality products and services complement products offered by our MicroPatent and Optipat subsidiaries. While continuing to grow the core MDC business, we also hope to leverage MicroPatent's Internet technology, cross-market products and potentially develop services utilizing aspects of both MDC and our existing business."

Information Holdings Inc., provides essential information to professional and academic end-users, primarily in scientific, technical, medical and intellectual property markets. The Company's CRC Press(R) business publishes professional and academic books, journals, newsletters and electronic databases covering areas such as life sciences, environmental sciences, engineering, mathematics, physical sciences and business. In addition, through its MicroPatent(TM) business, the Company is recognized as one of the leading providers of intellectual property information over the Internet. Information Holdings Inc. is listed on the New York Stock Exchange and trades under the symbol: IHI.

This press release includes statements which may constitute forward-looking statements made pursuant to safe harbor


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provisions of the Private Securities Litigation Reform Act of 1995. Although the
Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.